Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of The Gladstone Companies, Inc. of our report dated September 20, 2021 relating to the financial statements of The Gladstone Companies, Inc. , which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Washington, DC

February 18, 2022